EXHIBIT 99.1

Fifth Street Finance Corp. Declares Monthly Dividends of 9.58 Cents Per Share

WHITE PLAINS, N.Y., Jan. 15, 2013 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) ("Fifth Street") today announced that its Board of Directors declared monthly dividends for the next three months through May of 2013.

The following table reflects the per share dividends which the Board of Directors declared on January 14, 2013:

Record Date	Payment Date	Amount
March 15, 2013	March 29, 2013	$0.0958
April 15, 2013	April 30, 2013	$0.0958
May 15, 2013	May 31, 2013	$0.0958

Fifth Street's amended dividend reinvestment plan ("DRIP") provides for reinvestment of dividends, unless stockholders elect to receive cash.  As a result, if Fifth Street's Board of Directors declares a cash dividend, Fifth Street's stockholders who have not "opted out" of Fifth Street's DRIP will have their cash dividends automatically reinvested in additional shares of Fifth Street common stock, rather than receiving cash dividends.  Fifth Street provides a 5% discount on newly-issued shares purchased through the DRIP (provided that shares are not issued at less than net asset value per share).  If you are a Fifth Street stockholder and your shares of Fifth Street common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior VP of Finance & Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         prosek-fifthstreet@prosek.com